EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about May 9, 2019, pertaining to the TiVo Corporation 2008 Equity Incentive Plan of our reports dated February 26, 2019, with respect to the consolidated financial statements of TiVo Corporation and subsidiaries and the effectiveness of internal control over financial reporting of TiVo Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
May 9, 2019